Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statements on Form F-1 (File No. 333-213020) and to the incorporation by reference in the Registration Statements on  Form S-8 (Files Nos. 333-127340, 333-164696, 333-174127 and 333-190469) of our report dated March 29, 2017 with respect to the consolidated financial statements of Magal Security Systems Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
March 29, 2017	A Member of Ernst & Young Global